NKGEN BIOTECH, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
Adopted by the Board of Directors: September 29, 2023 Effective: September 29, 2023
NKGen Biotech, Inc. (together with its subsidiaries, the “Company”) is committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (this “Code”) reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to not only read and understand the business practices and principles described below, but to also apply good judgment and the highest personal ethical standards in making business decisions. Please remember you should consider not only your own conduct, but also that of your family members, significant others and other people in your household. References in the Code to employees are intended to cover officers and, as applicable, directors.
Do not hesitate to ask questions about whether certain conduct may violate the code, to voice concerns or to clarify gray areas. You should also be alert to possible violations and report them without fear of retaliation. See Section 16 below for instructions on how to ask questions or report violations of this Code.
Any employee who violates the standards in this Code may be subject to disciplinary action, that, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand to termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.
While this Code covers a wide range of business conduct, it is not the only document that addresses the conduct of our employees, officers and directors. For instance, this Code references separate, more detailed policies relating to Anti-Corruption Compliance and Insider Trading. Also, the Company has other policies and procedures that apply to its employees, officers, directors and others, including policies relating to, among other things, harassment and discrimination. If you have any questions about whether your behavior or any behavior you observe is appropriate, it is your responsibility to ask.
After carefully reviewing this Code, you must sign the acknowledgment attached as Exhibit A hereto, indicating that you have received, read, understand, and agree to comply with this Code. The acknowledgment must be returned either electronically in a manner provided for by the Company or to the person designated as the Company’s Compliance Officer (the “Compliance Officer”) (as further described in Section 16 below) or such Compliance Officer’s designee within ten (10) business days of your receipt of this Code and on an annual basis as the Company may require.
1.Honest and Ethical Conduct

It is our policy to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The Company’s integrity and reputation depend on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity and sound judgment is the foundation of corporate integrity.

2.Legal Compliance

Obeying the law is the foundation of this Code. Our success depends upon each employee operating within legal guidelines and cooperating with local, national and international authorities. We expect employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer.
Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. Conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with applicable legal and ethical obligations.
3.Insider Trading

Employees, officers, directors or other persons who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct the Company’s business. All non-public information about the Company or about other companies is considered confidential information. To use material, non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is illegal. Please refer to the Company’s Insider Trading Policy for more detailed information.
4.International Business Laws

Our employees, officers and directors are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. Please also refer to the Company’s Anti-Corruption Policy.
5.Antitrust

Antitrust laws are designed to protect the competitive process and impose severe penalties for certain types of violations, including criminal penalties. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:
•agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;
•agreements, formal or informal, that establish or fix the price at which a customer may resell a product or other actions (e.g., fixing margins) that restrict the ability of the customer to set its own prices and terms of business. It is generally acceptable to issue recommended resale prices (“RRPs”), but care should be taken to ensure these are not in fact de facto minimum resale prices and customers should be clearly informed that if the Company issues RRPs the customer is free to set the resale price as it sees fit; and

•the acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.
Certain kinds of information, such as our strategies, pipeline products, commercial intentions, identification of potential partnerships and collaborations, business plans, budgets, projections, forecasts, financial and operating information, pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.
Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages, which may be multiplied under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where the Company does business can be difficult so employees should seek assistance from their supervisors or the Compliance Officer whenever they have a question relating to these laws.
6.Environmental and Safety Compliance

Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental and safety laws (including applicable OSHA standards) when conducting the business of the Company.
7.Conflicts of Interest

We expect our employees, officers and directors to be free from influences that conflict with the best interests of the Company or might deprive the Company of their undivided loyalty in business dealings. Even just the appearance of a conflict of interest can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. The following are some (but not all) situations that may involve problematic conflicts of interests:
•Employment by, consulting for, or service on the board of a competitor, customer, supplier or other service provider;
•Owning, directly or indirectly, a significant financial interest in an entity that does business, seeks to do business or competes with the Company;
•Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with the Company;
•Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with the Company;
•Certain types of “moonlighting”; and
•Conducting Company business transactions with family members or a business in which the employee has a material financial interest, and loans to, or guarantees of obligations of, employees, officers or directors or their family members by the Company.
Conflicts of interest are prohibited unless specifically authorized as described below.
If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director, you should discuss the matter with your supervisor or the Compliance Officer. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Compliance

Officer and providing the Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors may seek authorizations and determinations from the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Company’s Board of Directors (the “Board”), or such other committee of the Board that the Board may expressly designate.
8.Corporate Opportunities

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with the Company or through your use of corporate property or information. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with the Company or corporate property or information for improper personal gain, nor should you compete with the Company in any way.
9.Financial Integrity

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others. We also rely upon our accounting and other business and corporate records in preparing publicly filed reports. Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is complete, accurate and transparent. Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer, the Audit Committee of the Board (the “Audit Committee”) or one of the other compliance resources described in Section 16. In addition:
•no employee may take or authorize any action that would cause the Company’s financial records or financial disclosure to fail to comply with generally accepted accounting principles or other applicable laws, rules and regulations;
•all employees must cooperate fully with the Company’s Finance Department, as well as its independent public accountants, consultants, and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that the Company’s books and records are accurate and complete; and
•no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of the Company’s reports or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of the Company’s reports accurate in all material respects. Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to the Compliance Officer or one of the other compliance resources described in Section 16.
10.Fair Dealing

The Company strives to outperform its competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Statements regarding the Company’s services must not be untrue, misleading, deceptive or fraudulent. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from employees of other companies is prohibited. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer, as further described in Section 16.
You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.
11.Gifts and Hospitalities

Gifts and hospitalities relating to government officials is addressed in the Company’s Anti- Corruption Policy. Business gifts and hospitalities with counterparts in the private sector are generally acceptable if the provision and/or receipt of the gifts or hospitalities are in accordance with the Company’s other policies and procedures (including the Company’s Anti-Corruption Policy).
If you have any concerns about whether any gifts or entertainment offered or received by you are appropriate under this Code, you are expected to request permission from your supervisor or the Compliance Officer, as further described in Section 16.
12.Company Assets

All employees, officers and directors are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our financial condition and results of operations. Our property, such as office supplies, computer equipment, buildings and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose.
No employee, while acting on behalf of the Company or while using its computing or communications equipment or facilities, may either:
•access the internal computer system (also known as "hacking") or other resource of another entity without express written authorization from the entity responsible for operating that resource; or
•commit any unlawful or illegal act, including harassment, libel, or fraud in violation of applicable law, trafficking in contraband of any kind, or espionage.
13.Confidentiality

One of the Company’s most important assets is confidential information. As an employee, officer or director of the Company, you may learn information about the Company or other companies that is confidential and proprietary. Confidential information may include, without limitation, business, marketing and service plans, financial information, information about the Company’s products and product candidates, data, information about intellectual property or regulatory developments involving the

Company’s products and product candidates, source codes, engineering and manufacturing ideas, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to the Company’s employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by its customers, suppliers and partners. This information may be protected by patent, trademark, copyright, trade secret laws or other intellectual property protections. You must take care to keep this information confidential. Materials that contain confidential information should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi- public” areas within the Company, such as cafeterias. All the Company emails, voicemails and other communications are presumed confidential and should not be forwarded or disseminated outside of the Company, except where required for legitimate business purposes. The Company employees are bound by the terms of the Proprietary Information and Inventions Agreement or similar terms that they agree to in connection with their employment.
Because the Company interacts with other companies and organizations, there may be times when employees learn confidential information about other companies before that information has been made available to the public. Such information must be treated in no less secure and confidential a manner as the Company’s confidential and proprietary information of similar nature. There may even be times when employees must treat as confidential the fact that the Company has an interest in, or is involved with, another company.
This policy requires all employees to refrain from discussing confidential or proprietary information with outsiders and even with other Company employees, unless such other employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of such information could also be illegal and result in civil liability and/or criminal penalties.
All employees should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memoranda, notebooks, computer disks and laptop computers should be stored securely. No employee may discuss the Company’s business, information or prospects in any "chat room," regardless of whether the employee uses his/her own name or a pseudonym. Caution should be exercised when discussing sensitive information in public places like elevators, airports, restaurants and "quasi-public" areas within the Company, such as a common hallway or dining area.
In addition to the above responsibilities, if an employee is handling information protected by any privacy policy published by the Company, then that employee must handle that information solely in accordance with the applicable policy.
14.Media/Public Discussions

It is our policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the Company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the Chief Executive Officer, the Chief Financial Officer or such other individuals to whom the foregoing may delegate such responsibility from time to time. Please refer to the Company’s Corporate Disclosure Policy for information with respect to the appropriate channels for the disclosure of Company information.
15.Waivers

Any waiver of this Code for executive officers or directors may be authorized only by our Nominating Committee or, to the extent permitted by the rules of any stock exchange on which our capital stock is listed and our Corporate Governance Guidelines, a committee of the Board and will be disclosed, along with the reasons for granting the waiver, to stockholders as required by applicable laws, rules and regulations.
16.Questions and Reporting Potential Violations

Your most immediate resource for any matter related to this Code is your supervisor, who may have the information you need or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. We have designated our General Counsel, or if no individual currently holds such position, then our Chief Operating Officer, to the position of Compliance Officer to oversee this program. The Compliance Officer may be reached at compliance@nkgenbiotech.com. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact the chair of the Audit Committee.
If you are aware of a suspected or actual violation of this Code, you have a responsibility to promptly report it and we will take prompt disciplinary action against any employee, officer or director who retaliates against you. The Compliance Officer will investigate all reported possible code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances.
A hotline, which you may reach at (949) 988-0313, or e-mail to the Compliance Officer at compliance@nkgenbiotech.com, are available to those who wish to report violations of this Code, including concerns regarding the Company’s auditing and accounting matters, or other concerns. You may call the phone number anonymously if you prefer, as it is not equipped with caller identification, although in that case the Compliance Officer will be unable to obtain follow-up details from you that may be necessary to investigate the matter. Whether you identify yourself or remain anonymous, your contact with the anonymous reporting service will be kept strictly confidential to the extent reasonably possible within the objectives of this Code.
If any investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If the Company determines that an employee, officer or director is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination and, in appropriate cases, civil action or referral for criminal prosecution.
17.Changes; Annual Review

Any changes to this Code may only be made by the Nominating Committee and will be recommended to the Board for approval and effective upon approval by the Board. The Nominating Committee will review and reassess the adequacy of this Code at least annually and recommend to the Board any changes the Nominating Committee determines are appropriate. All changes must be promptly disclosed as required by law or regulation.
18.Website Disclosure

This Code, as may be amended from time to time, shall be posted on the Company’s website. The Company shall state in its annual proxy statement that this Code is available on the Company’s website and provide the website address as required by law or regulation.

EXHIBIT A
NKGEN BIOTECH, INC.
CODE OF BUSINESS CONDUCT AND ETHICS ACKNOWLEDGMENT
I hereby acknowledge that I have received, read, understand and will comply with NKGen Biotech, Inc.’s Code of Business Conduct and Ethics (the “Code”).
I will seek guidance from and raise concerns about possible violations of this Code with my supervisor, management and the Compliance Officer.
I understand that my agreement to comply with this Code does not constitute a contract of employment.

By:             (signature)

Name:      (print)

Date:

This signed and completed form must be returned to the Compliance Officer within ten (10) business days of receiving this Code.